     As filed with the Securities and Exchange Commission on April 15, 1996
                                                      Registration No. 33--

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                               CELGENE CORPORATION
             (Exact name of Registrant as specified in its charter)
                               ------------------
            DELAWARE                        8731                 22-2711928
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                  7 POWDER HORN DRIVE, WARREN, NEW JERSEY 07059
                                 (908) 271-1001
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ------------------
                                 JOHN W. JACKSON
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               CELGENE CORPORATION
                               7 POWDER HORN DRIVE
                            WARREN, NEW JERSEY 07059
                                 (908) 271-1001
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of Communications to:
                             Arnold S. Jacobs, Esq.
                      Proskauer Rose Goetz & Mendelsohn LLP
                                  1585 Broadway
                               New York, New York 10036
                                 (212) 969-3000
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
Title                    Amount            Proposed           Proposed           Amount
of                        to be             maximum           maximum              of
shares                 registered          offering          aggregate        registration
to be                                        price            offering             fee
registered                                    per              price
(1)                                        unit (2)             (2)
- ----------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share  3,137,825 shares     $14.4375        $45,302,348          $15,622
==============================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers such additional indeterminate number of shares of Common Stock as may be offered or issued to adjust for any stock splits, stock dividends or similar transactions.

(2) Based on the average of the high and low prices reported in the NASDAQ National Market System on April 11, 1996. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 15, 1996


                               CELGENE CORPORATION

                                3,137,825 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


This Prospectus relates to the public offering, which is not being underwritten, of up to 3,137,825 shares (the "Securities") of Common Stock, par value $0.01 per share (the "Common Stock") of Celgene Corporation (the "Company").

All of the 3,137,825 shares of Common Stock may be sold by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The sale of the shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares, short sales, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

SEE "RISK FACTORS" STARTING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                 The date of this Prospectus is April 15, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and made a part hereof:

        (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

        (ii)   Definitive  Proxy  Statement  dated  April  28,  1995,  filed  in
               connection   with  the   Company's   1995   Annual   Meeting   of
               Stockholders.

        (iii)  Report on Form 8-K dated March 13, 1996.

        (iv) The description of the Company's Common Stock contained in its registration statement on Form 8-A, File No. 0-16132, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, upon written or oral request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Secretary, Celgene Corporation, 7 Powder Horn Drive, Warren, New Jersey 07059; (908) 271-1001.

                                   THE COMPANY

        The Company attempts to develop and produce innovative products addressing two major markets: high purity chiral chemical intermediates for use in the production of pharmaceuticals, food additives, and agricultural chemicals; and therapeutics for treatment of certain severe inflammatory and degenerative conditions associated with an over-response of the immune system.

Recent Development

        On March 13, 1996, the Company completed the private placement of 503 shares of Series A Convertible Preferred Stock (the "Preferred Stock"), which were sold and issued to accredited investors (the "Investors") pursuant to an exemption from the registration requirements of the Securities Act provided by Regulation D thereof. Pursuant to the terms of the Subscription Agreements between the Company and the Investors by which the shares of the Preferred Stock were sold, resales of the shares of Common Stock issuable upon conversion of the Preferred Stock are being registered by the Company on a Registration Statement on Form S-3, of which this Prospectus forms a part. Pursuant to the Registration Statement, all of the shares of Common Stock may be offered from time to time by the Selling Stockholders. The Preferred Stock contains rights, preferences and privileges, including a provision that resets the conversion price of the Preferred Stock to the lesser of the initial conversion price of $18.81 or 90% of average closing market price of the Common Stock for the seven (7) trading days prior to the date of conversion. See "Description of Capital Stock -- Series A Convertible Preferred Stock."

        The Company's principal office is located at 7 Powder Horn Drive, Warren, New Jersey 07059, and its telephone and fax numbers are (908) 271-1001 and (908) 805-3931, respectively.

                                  RISK FACTORS

FORWARD LOOKING STATEMENTS

        Certain information contained in this Prospectus and the documents incorporated by reference herein are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the following Risk Factors could affect the Company's actual results and could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company in this Prospectus and the documents incorporated by reference herein. Prospective investors in the shares of the Company's Common Stock offered hereby should carefully consider the following Risk Factors, in addition to the other information appearing in or incorporated by reference into this Prospectus.

        Early Stages of Product Development. Many of the Company's products and processes are in the early stages of development. To date, the Company has produced and sold only small quantities of certain chiral chemical intermediates and is in clinical trials for SYNOVIR'tm', the Company's version of thalidomide. The Company's immunotherapeutic compounds and the products in which the Company's chiral intermediates are used will require further development, testing and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts.

        Lack of Manufacturing Capability; Limited Marketing Capability. While the Company has developed expertise in the production of certain of its chiral products in developmental quantities, the Company currently has no experience in, or facilities for, manufacturing such chiral products on a commercial scale. For the foreseeable future, the Company intends to utilize outside manufacturers to produce the Company's products on a commercial scale and to seek to add manufacturing capacity through alliances with third parties.

        In addition, although the Company's direct sales force is marketing its chiral intermediate products, such sales force is very limited. For the foreseeable future, the Company intends to continue its marketing through its direct sales force. The Company has not hired a sales force, either internal or external, for its immunotherapeutic products since all such products are still in the development phase. If such products receive approval from the FDA, of which there can be no assurance, the Company will either develop its own sales, marketing and distribution resources or rely on a corporate partner to provide such services.

        Historical Losses and Accumulated Deficits. The Company has sustained losses in each year since its incorporation in 1986. It is likely that such losses will continue until the Company can produce and sell its products on a commercial scale, if ever, and achieve profitability by creating economies of scale, reducing costs, and establishing its products in the marketplace, of which there can be no assurance.

        Cash Requirements. Over the near term, the Company expects to incur substantial expenditures to further its immunotherapeutics program and to expand its chiral business. At December 31, 1995 and for the year then ended, the Company had cash and temporary investments of $14.2 million and a net loss of $10.5 million for 1995. In March 1996, the Company received net proceeds of approximately $23.8 million from the sale of shares of the Preferred Stock.

        In view of the Company's continuing losses, the Company will have to obtain sufficient funds to meet its cash requirements through alliances or partnerships with compatible entities with resources to support its programs, the sale of assets or securities, other financing arrangements, and operations. However, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances. In addition, there can be no assurance that the Company will be profitable or have positive cash flow at any time in the future even if the Company succeeds in raising funds or entering into business alliances.

        No Assurance of Proprietary Protection. The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection, and conduct its business in the United States and abroad without infringing the proprietary rights of others. Although the Company possesses certain U.S. patents and has filed U.S. patent applications with respect to certain of its products and technologies, there can be no assurance that others will not develop and market competing technologies and products or that the Company will be able to enforce the patents which it currently possesses or will be able otherwise to obtain or enforce any patents for which it has filed an application. The Company also relies upon unpatented proprietary and trade secret technology. There can be no assurance that others have not developed or will not independently develop such proprietary technology or otherwise obtain access to the Company's proprietary technology. The extent to which the Company in the future may be required or may desire to obtain licenses with respect to patents obtained by others and the availability and cost of any such licenses are currently unknown. If the Company does not obtain necessary licenses, the development, production, use, or sale of the Company's products could be delayed or prevented. In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties.

        Governmental Regulation. The regulatory process for a new pharmaceutical is a combination of a number of stages. The FDA approval process begins with a notice of claimed IND, which is essentially a proposal to obtain permission to begin testing on human subjects. Prior to the filing of the IND much pre-clinical testing has already been done. Once an IND is obtained, clinical studies are initiated. The FDA closely monitors the progress of the clinical testing, and may, at its discretion, reevaluate, alter, suspend, or terminate testing based on the data accumulated and its assessment of the risk/benefit ratio to the patient. Upon successful completion of the required phases of clinical testing, a new drug application (NDA) is filed and the FDA may authorize the marketing of the new pharmaceutical for the proposed indication. The entire discovery and development process often takes many years.

        SYNOVIR, the Company's version of thalidomide, is currently in a pivotal clinical study to determine its effectiveness in treating cachexia (wasting) in AIDS patients, which trials the Company is funding. SYNOVIR is also being evaluated by the Company and others in additional early-stage clinical studies: cachexia associated with cancer, progression of HIV/AIDS, as co-therapy with interleukin 2 (IL-2) for patients with HIV/AIDS, and rheumatoid arthritis. Additional studies are planned including the evaluation of SYNOVIR for treatment of diarrhea in patients with AIDS (study to be funded by the Company). The testing of SYNOVIR has been, and the Company believes that it will continue to be, a time-consuming and costly process. It is difficult to predict how long FDA approval for any indication will take and whether any such approval will be granted.

        Substantially all of the Company's current chiral intermediate products may be components of pharmaceutical and agrochemical products developed and marketed by others. The testing, marketing, and manufacturing of such pharmaceutical products will require regulatory approval. It is difficult to predict how long such approvals will take and whether any such approvals will be granted. In addition, if the Company produces proprietary chiral products, the testing, marketing, and manufacturing of such products will likely be time-consuming and costly and will require regulatory approval, including approval from the FDA.

        Delays in obtaining, or the failure to obtain, FDA and any other necessary regulatory approvals of the Company's proprietary products or the pharmaceutical products in which the Company's products are to be included, would have an adverse effect on the Company. To the extent that the Company's success will depend on any regulatory approvals from governmental authorities outside of the United States that perform a role similar to the FDA, the uncertainties similar to those described above may exist.

        Product Liability. The Company may be subject to product liability or other claims if the use of its technology or products (SYNOVIR, NCEs, or chiral intermediates) is alleged to have resulted in adverse effects. Thalidomide, when used by pregnant women, has and can result in serious birth defects. Therefore, if SYNOVIR is approved by the FDA, necessary precautions must be taken by physicians prescribing the drug to women of child-bearing potential. Although it is the present intention of the Company to apply for product liability insurance, there can be no assurance that it will be able to obtain coverage at economically feasible rates or that such coverage, if obtained, will be adequate to protect the Company in the event of such claims against it. The obligation to pay any product liability claim may have a material adverse effect on the business or financial condition of the Company.

        Dependence Upon Third Parties. Since substantially all of the Company's current chiral intermediate products may be components of pharmaceutical or agrochemical products developed and marketed by others, the success of the Company's products is dependent upon third parties over which the Company has no control. Such third parties may fail to pursue or fund those products that include the Company's products whether due to lack of resources or interest.

        The Company's ability to commercialize SYNOVIR and other proprietary products, if developed, may depend upon its ability to enter into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to conduct the necessary testing of such products in order to obtain regulatory approval and to manufacture and market such products.

        Dependence Upon Reimbursement. Sales of the Company's products, if any, will be dependent in part on the availability of reimbursement from third party payors, such as governmental and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority and pharmaceutical and biotechnology drug prices have been targeted in this effort. If the Company succeeds in bringing any products to market, there can be no assurance that such products will be considered cost-effective, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the Company to sell its products on a profitable basis.

        Competition and Technological Change. The fine chemical and pharmaceutical therapeutics businesses in which the Company competes are highly competitive. Competitors include major chemical and pharmaceutical companies that employ both biochemical and conventional technology, as well as specialized biotechnology firms. Most of these companies have considerably greater financial, technical, and marketing resources than the Company. The Company also experiences competition in the development of its products and processes from universities and other research institutions and, in some instances, competes with others in acquiring technology from such sources. The fine chemical and pharmaceutical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and the Company expects competition to intensify as technical advances in each field are made and become more widely known.

        Key Personnel. The success of the Company will depend, in large part, on its ability to continue to attract and retain qualified scientific and management personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain such persons. The loss of the Company's key management or scientific personnel could have a material adverse effect on the Company.

        Shares Eligible for Future Sale. Future sales of substantial amounts of Common Stock could adversely affect the prevailing market price of the Company's Common Stock. Should the trading price of the Common Stock decline prior to the conversion of any shares of the Preferred Stock, the number of shares of Common Stock issuable upon conversion of such Preferred Stock will increase proportionately. See "Description of Capital Stock -- Series A Convertible Preferred." In addition, if the trading price of Common Stock declines below $11.50, the Company may elect to defer conversions of the Preferred Stock for up to 90 days, and, with the consent of the holders, up to 180 days, in which case the Company would issue to the holders warrants to purchase shares of Common Stock equivalent to as much as 20% of the shares that would have been issuable upon conversion of the Preferred Stock if effected at $11.50. See "Selling Stockholders" and "Description of Capital Stock -- Series A Convertible Preferred -- Protective Provisions."

        Dilution. The current trading price of the securities issued in this offering is substantially higher than the book value per share of Common Stock. Investors purchasing securities in this offering therefore are likely to incur immediate, substantial dilution.

        Dividends on  Common Stock Unlikely.   The  Company  does  not,  in  the
foreseeable  future, anticipate paying any dividends on the Common Stock.

        Volatility of Common Stock Price. There has been significant volatility in the market prices for publicly traded shares of biotechnology companies, including the Company. There can be no assurance that the price of the Common Stock will remain at or exceed current levels. Factors such as announcements of technical or product developments by the Company or its competitors, governmental regulation, or patent or proprietary rights developments may have a significant impact on the market price of the Common Stock.


                                 USE OF PROCEEDS

        The shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholders."


                              SELLING STOCKHOLDERS

        The table on the following page sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of April 1, 1996 (based on information supplied by the Selling Stockholders to the Company), and the number of shares of Common Stock being offered hereby by each Selling Stockholder.

        The shares being offered by the Selling Stockholders were acquired or will be acquired from the Company either (i) following conversion of the Preferred Stock; (ii) upon exercise of warrants acquired from the Company by persons affiliated with Swartz Investments, LLC ("Swartz Investments"), the placement agent for the Preferred Stock; (iii) upon exercise of warrants acquired from the Company by Swartz Investments, as placement agent for the Company's Regulation S Offering of 8% Convertible Debentures in July 1995, and subsequently transferred to persons affiliated with Swartz Investments; or (iv) upon exercise of warrants acquired from the Company by a public relations firm as partial compensation for services rendered to the Company. See "Description of Capital Stock -- Warrants."

        The Company will not receive any of the proceeds from the sales of such shares. The number of shares that may be actually sold by each of the Selling Stockholders will be determined by such Selling Stockholder. Because each of the Selling Stockholders may sell all, some or none of the shares of Common Stock which each holds, and because the Offering contemplated by this Prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of the Offering. See "Plan of Distribution."



                                                      Number of Shares   Number of shares
Name of Selling Stockholder                          Beneficially Owned  offered hereby (1)
AG Arb Partners, L.P.(2)                                     57,972           57,972
AG Super Fund International Partners, L.P.(3)                46,378           46,378
AG Super Fund, L.P.(4)                                       57,972           57,972
Ace Foundation, Inc.(5)                                      46,378           46,378
Angelo, Gordon & Co., L.P.(6)                                57,972           57,972
Banque Scandinave En Suisse(7)                              139,132          139,132
Canadian Imperial Holdings, Inc.(8)                         347,828          347,828
Capital Ventures International(9)                           289,856          289,856
Chaim Gross(10)                                             115,943          115,943
Everest Capital Fund L.P.(11)                               150,725          150,725
Everest Capital International Ltd.(12)                      313,044          313,044
Faisal Finance(13)                                          115,943          115,943
GAM Arbitrage Investments, Inc.(14)                          57,972           57,972
Gershon Partners, L.P.(15)                                   46,378           46,378
Iliad Partners I, L.P.(16)                                  115,943          115,943
Halifax Fund, L.P.(17)                                       23,189           23,189
KA Trading, L.P.(18)                                         57,972           57,972
Kessler Asher Group Limited Partnership(19)                  57,972           57,972
Koch Realty, Inc.(20)                                       115,943          115,943
Leonardo, L.P.(21)                                           34,784           34,784
Michael Angelo, L.P.(22)                                     34,784           34,784
Nelson Partners(23)                                         508,385          231,885
Nutmeg Partners, L.P.(24)                                    57,972           57,972
OVDA Fund Ltd.(25)                                           34,784           34,784
Olympus Securities, Ltd.(26)                                135,693          115,943
Ramius Fund Ltd.(27)                                         46,378           46,378
Raphael, L.P.(28)                                            57,972           57,972
Richcourt $ Strategies, Inc.(29)                             57,972           57,972
West Merchant Bank Ltd.(30)                                  28,986           28,986
Sunder Advani (31)                                            1,459            1,459
Lance T. Bury (32)                                            3,500            3,500
Dunwoody Brokerage Services, Inc.(33)                        13,500           13,500
Enigma Investments Ltd (34)                                   8,500            8,500
Global Equity, Inc. (35)                                      9,375            9,375
P. Bradford Hathorn (36)                                      8,500            8,500
Davis C. Holden (37)                                          1,000            1,000
Michael C. Kendrick (38)                                     57,351           57,351
Charles Krusen (39)                                           3,316            3,316
David K. Peteler (40)                                         8,000            8,000
Redington, Inc. (41)                                         50,000           50,000
Eric Stephan Swartz (42)                                     57,352           57,352

- -------------------------------------------------------------------

(1) All shares amounts with respect to shares issuable upon the exercise of shares of Series A Convertible Preferred Stock (the "Preferred Stock") assume a conversion price of $10.35, without giving effect to the issuance of shares as a result of any accretion. The actual conversion price may be higher or lower than $10.35 and the amount of accretion will vary, depending upon the period over which Preferred Stock is outstanding. Thus, the number of shares actually issued pursuant to the conversion of shares of Preferred Stock for any one Selling Stockholder may be higher or lower than the number set forth in the table. See "Description of Capital Stock -- Series A Convertible Preferred." In addition, all such share amounts include a 20% premium to allow for "lock-up" warrants that may be issued pursuant to the protective provisions of the Preferred Stock. See "Description of Capital Stock -- Series A Convertible Preferred -- Protective Provisions."
(2)  Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(3)  Includes  shares  issuable  upon the  conversion  of 8 shares of  Preferred
     Stock.
(4)  Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(5)  Includes  shares  issuable  upon the  conversion  of 8 shares of  Preferred
     Stock.
(6)  Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(7)  Includes  shares  issuable  upon the  conversion  of 24 shares of Preferred
     Stock.
(8)  Includes  shares  issuable  upon the  conversion  of 60 shares of Preferred
     Stock.
(9)  Includes  shares  issuable  upon the  conversion  of 50 shares of Preferred
     Stock.
(10) Includes  shares  issuable  upon the  conversion  of 20 shares of Preferred
     Stock.
(11) Includes  shares  issuable  upon the  conversion  of 26 shares of Preferred
     Stock.
(12) Includes  shares  issuable  upon the  conversion  of 54 shares of Preferred
     Stock.
(13) Includes  shares  issuable  upon the  conversion  of 20 shares of Preferred
     Stock.
(14) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(15) Includes  shares  issuable  upon the  conversion  of 8 shares of  Preferred
     Stock.
(16) Includes  shares  issuable  upon the  conversion  of 20 shares of Preferred
     Stock.
(17) Includes  shares  issuable  upon the  conversion  of 4 shares of  Preferred
     Stock.
(18) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(19) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(20) Includes  shares  issuable  upon the  conversion  of 20 shares of Preferred
     Stock.
(21) Includes  shares  issuable  upon the  conversion  of 6 shares of  Preferred
     Stock.
(22) Includes  shares  issuable  upon the  conversion  of 6 shares of  Preferred
     Stock.
(23) Includes shares issuable upon the conversion of 40 shares of Preferred Stock and upon the conversion of 8% convertible debentures in the principal amount of $2.1 million, plus accrued interest.
(24) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(25) Includes  shares  issuable  upon the  conversion  of 6 shares of  Preferred
     Stock.
(26) Includes shares issuable upon the conversion of 20 shares of Preferred Stock, and upon the conversion of 8% convertible debentures in the principal amount of $150,000, plus accrued interest.
(27) Includes  shares  issuable  upon the  conversion  of 8 shares of  Preferred
     Stock.
(28) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(29) Includes  shares  issuable  upon the  conversion  of 10 shares of Preferred
     Stock.
(30) Includes  shares  issuable  upon the  conversion  of 5 shares of  Preferred
     Stock.
(31) Mr. Advani is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 1,459 shares.
(32) Mr. Bury is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 3,500 shares.
(33) Dunwoody Brokerage Services is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 13,500 shares.
(34) Enigma Investments Ltd. is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 8,500 shares.
(35) Global Equity is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 9,375 shares.
(36) Mr. Hathorn is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 8,500 shares.
(37) Mr. Holden is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 1,000 shares.
(38) Mr. Kendrick is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 57,351 shares.
(39) Mr. Krusen is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 3,316 shares.
(40) Mr. Peteler is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 8,000 shares.
(41) Includes shares issuable upon the exercise of warrants to purchase 50,000 shares.
(42) Mr. Swartz is affiliated with Swartz Investments; includes shares issuable upon the exercise of warrants to purchase 57,352 shares.

        This Registration Statement shall also cover additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

        On March 11 and 12, 1996, the Company entered into Subscription Agreements with each of the Selling Stockholders who participated in the Private Placement pursuant to which such persons purchased an aggregate of 503 shares of Preferred Stock. Each person that purchased Preferred Stock pursuant to a Subscription Agreement represented to the Company that it would acquire the shares for investment and with no present intention of distributing any of such shares except pursuant to this Prospectus. Pursuant to the Subscription
Agreements, the Company agreed to file, and has filed, with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares and agreed to use its best efforts to keep such Registration Statement effective until such date as all of the shares have been resold, or such time as all of the shares held by the Selling Stockholders can be sold immediately without compliance with the registration requirement of the Securities Act pursuant to Rule 144.

        In February 1996, the Company engaged Swartz Investments to advise the Company in connection with the structure, terms, and conditions of a preferred stock offering and to introduce the Company to potential investors. In consideration for their services, Swartz Investments was paid a placement fee of $1,131,750 plus a non-accountable expense allowance of $188,625 for its expenses, including legal expenses, in connection with the offering and also issued to persons affiliated with Swartz Investments warrants to purchase 66,853 shares of Common Stock. Such warrants are exercisable for a term of five years at $20.52 per share of Common Stock. The Company has also agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.

        In July, 1995, the Company also retained Swartz Investments to represent the Company in connection with negotiating and structuring a private placement offering of $12 million of Convertible Debentures. In that connection, the Company paid the agent a placement agent fee and a non-accountable expense allowance that totaled $840,000, and also issued to Swartz Investments warrants to purchase 105,000 shares of Common Stock. The Company also agreed to indemnify Swartz Investments from any losses that Swartz Investments may incur arising out of such engagement. The warrants to purchase 105,000 were subsequently transferred to persons affiliated with Swartz Investments.

        Each Selling Stockholder affiliated with Swartz Investments shared in the compensation paid to Swartz Investments in connection with the placement of the Preferred Stock and the placement of the 8% Convertible Debentures.

        Pursuant to an agreement entered into in November, 1994, Redington, Inc. provides investor relations services to the Company. In exchange, Redington is paid on an as-billed basis approximately $188,000 per year and received a one time grant of warrants to purchase 50,000 shares of the Company's common stock exercisable through September 1, 1999, at an exercise price of $6.50 per share of common stock. The Company agreed to use its best efforts to provide registered stock upon the exercise of the warrants. The Agreement provided customary indemnification provisions.

        In connection with the offering made hereby, the Company and the Selling Stockholders have entered into an agreement that contains certain indemnity and contribution provisions between the Company and such Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to bear certain expenses (other than selling commissions) in connection with the registration of the shares of Common Stock offered hereby.

        Other than as disclosed herein, none of the Selling Stockholders has had any position, office or material relationship with the Company within the past three years.

                              PLAN OF DISTRIBUTION

        The sale of the shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares (whether they be exchange listed options or otherwise), short sales, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

        Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

        The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.


                          DESCRIPTION OF CAPITAL STOCK

        The Company has 25,000,000 shares of authorized capital stock, of which 20,000,000 shares have been designated Common Stock, $0.01 par value, and 5,000,000 shares have been designated Preferred Stock, $0.01 par value (the "Preferred Stock") of which 520 shares have been designated Series A Convertible Preferred Stock. The Company had 9,111,133 shares of Common Stock outstanding on April 10, 1996 and 503 shares of Series A Convertible Preferred Stock outstanding on April 10, 1996.

Common Stock

        The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the Series A Convertible Preferred Stock and of other series or classes hereafter authorized of the Company's preferred stock, par value $.01 per share having superior or pari passu dividend rights to the Common Stock, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of the liquidation, dissolution, or winding up of the Company, subject to the prior rights of Series A Convertible Preferred Stock and any other series or classes of

Preferred Stock having superior or pari passu liquidation rights to the Common Stock, the holders of Common Stock are entitled to share ratably in all of the assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid, and non-assessable. Holders of Common Stock do not have preemptive rights.

Preferred Stock -- General

        The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.01, of which 503 shares presently are issued and outstanding and designated as Series A Convertible Preferred Stock. Subject to certain restrictions, the Board of Directors of the Company, without further stockholder approval, has the authority to issue, at any time and from time to time, the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix the number of shares of such series and the powers, designations, preferences, rights, qualifications, limitations, and restrictions of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Series A Convertible Preferred Stock

        Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary ("an Event"), the
holders  of  shares  shall  be  entitled  to  receive,   immediately  after  any
distributions to senior securities and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the sum of (i) $50,000 for each outstanding Share (the "Original Series A Issue Price") and (ii) an amount equal to 4.9% of the Original Series A Issue Price per annum for the period that has passed since the date of issuance of any Series A Convertible Preferred Stock (such amount being referred to herein as the "Accretion"). If upon the occurrence of such Event and after any distributions to senior securities, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock and parity securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Convertible Preferred Stock and the parity securities, respectively, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any Certificate(s) of Designation. Upon the completion of this distribution, if assets remain in the Company, they shall be distributed to holders of junior securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up.

        Voting Rights. The holders of the Series A Convertible Preferred Stock have no voting rights except as otherwise required by Delaware law.

        Optional Conversion. The record holder of the Series A Convertible Preferred Stock shall be entitled, subject to the Company's right of redemption and the restrictions on conversion, to convert the shares held by such holder into that number of fully-paid and nonassessable shares of the Common Stock at the Conversion Rate as set forth below. The minimum number of shares of Series A Convertible Preferred Stock that may be converted is the lesser of (i) two shares or (ii) all of the holder's remaining shares. The rate at which shares may be converted into shares of Common Stock is hereinafter referred to as the "Conversion Rate" and is computed as follows:

Number of shares of Common Stock issued upon conversion of one share of Preferred Stock = Principal Conversion Rate + Accretion Conversion Rate, where

        "Principal Conversion Rate" =         Issue Price
                                         ----------------------
                                            Conversion Price

        and "Accretion Conversion Rate" =   (.049)(N/365)(Issue Price)
                                          ------------------------------
                                            Accretion Conversion Price

        where

        N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of the Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the Preferred Stock for which conversion is being elected, and (ii) the Date of Conversion;

        Issue Price = the Original Series A Issue Price;

        Accretion Conversion Price shall be the average Closing Price for the Common Stock as that term is defined below, for the 30 calendar days prior to the Date of Conversion; and

        Conversion Price = the lesser of (x) $18.81, or (y) 90% of the average Closing Price, as that term is defined below, of the Company's Common Stock for the seven (7) trading days immediately preceding the Date of Conversion. For purposes hereof, the term "Closing Price" shall mean the closing price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded).

        Restrictions on Conversion. No shares of Series A Convertible Preferred Stock may be converted prior to May 12, 1996. Thereafter, each holder of Series A Convertible Preferred Stock may convert one-third of such shares on or after May 12, 1996, an additional one-third on or after June 11, 1996, and all additional remaining shares on or after July 11, 1996. All conversions are also subject to the Company's right of redemption and to the Protective Provisions, as described below.

        Automatic Conversion. The shares shall automatically be converted into Common Stock (in accordance with the conversion price provisions above but subject to the Protective Provisions below) on March 13, 1998.

        Redemption at Option of Company. In the event the average Closing Price of the Company's Common Stock on the NASDAQ for the seven (7) trading days immediately preceding the Date of Conversion shall be at or less than $18.81, the Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, to redeem in whole or in part any Series A Convertible Preferred Stock submitted for conversion. If the Company elects to redeem some, but not all, of the Series A Convertible Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Convertible Preferred Stock submitted for conversion on the applicable date, a pro-rata amount from each shareholder submitting Series A Convertible Preferred Stock for conversion. The redemption price shall equal the sum of the Principal Redemption Price plus the Accretion. The Accretion shall be payable, at the Company's option, in cash or Common Stock. The Principal Redemption Price shall equal the Issue Price divided by the Conversion Price, multiplied by the Closing Price on Date of Conversion, and the Accretion, if paid in shares of Common Stock, shall be calculated as Accretion divided by Accretion Conversion Price, in each case where "N," "Issue Price," "Closing Price", "Accretion Conversion Price", "Accretion" and "Conversion Price" have the meanings set forth above.

        At any time after December 13, 1996, if the average closing price of the Company's Common Stock for the seven (7) trading days immediately preceding the notice date is greater than $18.81, the Company shall have the right to redeem the Series A Convertible Preferred Stock in increments of $1.5 million by giving 30 business days written notice of its intention to do so. The redemption price per share of Series A Convertible Preferred Stock shall be as follows:


        Redemption Price                    Elapsed Time since March 13, 1996
        ----------------                    ---------------------------------
        130% of Stated Value                9 months and 1 day - 12 months
        125% of Stated Value                12 months and 1 day - 18 months
        120% of Stated Value                18 months and 1 day - 24 months

        "Stated Value" shall equal the Original Series A Issue Price plus the Accretion (calculated as of the effective date of such redemption).

        Protective Provisions. In the event the Closing Price per share shall be at or less than $11.50 for each of the five (5) trading days preceding the date of submission of a Notice of Conversion, the Company shall have the right, in its sole discretion, to elect, in lieu of conversion, (1) to redeem the preferred stock presented for conversion in accordance with the preceding paragraph, or (2) to declare such conversion null and void, and declare that no conversion of any Preferred Stock that is included in the Notice of Conversion (the "Affected Preferred Stock") shall be permitted for the subsequent ninety
(90) day period (the "90 Day Lock-Up Period").

        In the event the Company declares a 90 Day Lock-Up Period, the Company shall issue to the Holder of the Affected Preferred Stock warrants ("90 Day Lock-Up Warrants"), to purchase Common Stock of the Company. The 90 Day Lock-Up Warrants shall entitle the holder to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock that would have been issued upon conversion of the Affected Preferred Stock at a conversion price of $11.50. The strike price of the 90 Day Lock-Up Warrant shall equal $11.50, and its terms shall be two (2) years from the date of issuance.

        The Company may, in its discretion, offer to provide another warrant ("180 Day Lock-Up Warrant"), in addition to the 90 Day Lock-Up Warrant, to purchase Common Stock of the Company, to the holder of Affected Preferred Stock in exchange for such holder's agreement to forebear from converting its Affected Preferred Stock for an additional 90 days beyond the 90 Day Lock-Up Period (a "180 Day Lock-up Period"). Upon written acceptance of such an offer, the Company shall issue to the holder a 180 Day Lock-Up Warrant which shall entitle the holder to purchase a number of Common Stock equal to 10% of the number of shares of Common Stock that would have been issued upon conversion of the Affected Preferred Stock at a conversion price of $11.50 for a term of two (2) years from the date of issuance. After any 90 Day Lock-Up Period or 180 Day Lock-Up Period (as applicable), the holder shall again be entitled to convert the Affected Preferred Stock without any further Lock-Up restrictions.

Other Securities of the Company

        Warrants

        The Company has outstanding warrants to purchase an aggregate of 221,853 shares of the Company's Common Stock. Shares of Common Stock issuable upon the exercise of all such warrants are being registered in this offering. 50,000 warrants are exercisable at a price of $6.50 per share of Common Stock until September 1, 1999; 105,000 warrants are exercisable at a price of $9.60 per share of Common Stock until July 31, 2000; and 66,853 warrants are exercisable at a price of $20.52 per share of Common Stock until March 11, 2001. The exercise price of the Warrants is subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, or recapitalization.

        8% Convertible Debentures

        In July 1995, the Company issued and sold in a private placement offering, 8% convertible debentures due July 31, 1997 in the aggregate principal amount of $12,000,000. Such debentures are convertible into Common Stock at the option of the holders thereof at a conversion price that is the lesser of (i) $8.00 or (ii) 85% of the market value of the Common Stock on the date of conversion, subject to adjustment under certain circumstances. As of April 10, 1996 convertible debentures in the aggregate principal amount of $2,850,000, plus accrued interest from July 1995, remained outstanding.

        The Company may require the conversion of the convertible debentures commencing October 15, 1995 through July 30, 1997 at a conversion price which varies and is based upon the market price of the common stock on the date of conversion. The Company also has the right to redeem any convertible debenture after it has received a notice of conversion with respect to such debenture. The redemption price is the greater of 115% of the principal and the accrued interest on the redeemed debenture or an amount which is based on the appreciation of the common stock from the date of issuance of the debentures.

        Stock Options

        The Company has issued options to purchase shares of the Company's common stock, restricted stock, and/or other stock-based performance awards under the 1995 Non-Employee Directors' Incentive Plan, the 1992 Long-Term Incentive Plan, the 1992 Non-Employee Directors' Stock Option Plan, and the 1986 Stock Option Plan. At April 10, 1996, an aggregate of 1,753,382 options had been granted and were outstanding under these plans with exercises prices between $5.44 and $17.75 per share of Common Stock.

        The Company may grant additional options outside the Plans in connection with its efforts to hire or retain consultants and others. At December 31, 1995, the Compensation Committee has been authorized by the Board of Directors to grant options outside of the Plans for an additional 7,918 shares of common stock, substantially all of which may be exercisable at prices below the fair value of the common stock on the date of grant.


                                  LEGAL OPINION

        The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York.


                                     EXPERTS

        The financial statements of Celgene Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.

                                3,137,825 SHARES


                               CELGENE CORPORATION



                                  COMMON STOCK

                                   PROSPECTUS



                                 APRIL 15, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the Common Stock offered hereby (all of which will be paid by the Company) is as follows:

     SEC registration fee ........................................      $ 15,622
     NASD listing fee ............................................        17,500
     Printing and engraving expenses .............................        10,000
     Legal fees and expenses .....................................        20,000
     Accounting fees and expenses ................................        12,000
     Miscellaneous expenses ......................................        13,000
                                                                        --------
            Total.................................................      $ 88,122
                                                                        ========





ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

        The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities arising out of the offering made by this Registration Statement, under certain circumstances.

        The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16.       EXHIBITS.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

(a)  Exhibits

Exhibit
Number              Description
- -------             -----------
5.1  -- Opinion of Proskauer Rose Goetz & Mendelsohn LLP.

23.1 -- Consent of KPMG Peat Marwick LLP.

23.2 -- Consent of Proskauer Rose Goetz & Mendelsohn LLP (incorporated by reference to Exhibit 5.1).

24.1 -- Power of Attorney (included in the signature page).

ITEM 17.       UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from  registration by means of a post-effective  amendment any
        of  the  securities   being   registered  which  remain  unsold  at  the
        termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John W. Jackson and Sol J. Barer, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey on April 9, 1996.

                                                     CELGENE CORPORATION


                                                     By: /s/ John W. Jackson
                                                        ------------------------
                                                     John W. Jackson
                                                     Chairman of the Board
                                                     and Chief Executive Officer


        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:

Signature                                Title                         Date
- ---------                                -----                         ----
/s/ John W. Jackson           Chairman of the Board and Chief      April 9, 1996
- ---------------------------   Executive Officer
John W. Jackson

/s/ Sol J. Barer              Director                             April 9, 1996
- ---------------------------
Sol J. Barer

/s/ Frank T. Cary             Director                             April 9, 1996
- ---------------------------
Frank T. Cary

/s/ Arthur Hull Hayes, Jr.    Director                             April 9, 1996
- ---------------------------
Arthur Hull Hayes, Jr.

/s/ Richard C. E. Morgan      Director                             April 9, 1996
- ---------------------------
Richard C. E. Morgan

/s/ Walter L. Robb            Director                             April 9, 1996
- ---------------------------
Walter L. Robb

/s/ Lee J. Schroeder          Director                             April 9, 1996
- ---------------------------
Lee J. Schroeder

/s/ Sanford Kaston            Controller (Chief Accounting         April 9, 1996
- ---------------------------   Officer)
Sanford Kaston


                                INDEX TO EXHIBITS


5   -- Opinion of Proskauer Rose Goetz & Mendelsohn LLP

23.1-- Consent of KPMG Peat Marwick LLP.

23.2-- Consent of Proskauer Rose Goetz & Mendelsohn LLP (incorporated by reference to Exhibit 5.1)

24  -- Power of Attorney (included in the signature page)

                                      II-5


                           STATEMENT OF DIFFERENCES
                           -------------------------
       The trademark symbol shall be expressed as 'tm'